IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2010 FOURTH QUARTER
AND FULL YEAR NET SALES

RAISES 2011 GUIDANCE WITH LAUNCH OF NEW BURBERRY FRAGRANCE

New York, New York, January 25, 2011: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the fourth quarter of 2010 reached $112.5 million, off slightly from $112.9 million in the fourth quarter of 2009.  At comparable foreign currency exchange rates, net sales for the fourth quarter were actually up 6.0%.  Thus, net sales for 2010 increased 12.4% to a record $460.4 million from $409.5 million in 2009.  At comparable foreign currency exchange rates, net sales for 2010 rose 18.0% compared to 2009.  Inter Parfums plans to issue final results for the 2010 fourth quarter and year on or about March 9, 2011 and conduct a conference call on the following day.

	Three months ended December 31,			Year Ended December 31,
	2010	2009	% Change	2010	2009	% Change
	($ in millions)

European-based product sales	$ 95.5	$ 96.3	(0.8)%	$404.9	$361.7	12.0%
United States-based product sales..	17.0	16.6	2.0%	55.5	47.8	16.2%
	$112.5	$112.9	(0.4)%	$460.4	$409.5	12.4%

Discussing European-based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, "All of the major fragrance brands in our prestige portfolio contributed to the 12% increase in European-based sales; in local currency the increase was 18%.  Burberry fragrances had another year of growth driven by solid performances of top-selling lines (Burberry Brit and Burberry London), the launch of Burberry Sport and Burberry Beauty, the make-up line rolled out in summer 2010, in addition to significant gains by its well-established lines (Burberry, Burberry Weekend and Burberry Touch).  Annual sales for the brand rose 11% in local currency."

He continued, "In local currency, Lanvin sales rose 31%, Van Cleef & Arpels sales by 29%, S.T. Dupont sales by 37% and Paul Smith sales by 17%.  Also contributing to the sales growth was the inclusion of Montblanc sales beginning in the second half of 2010.  Moreover, sales of our brands have been building across all regions of the world.  2010 sales in local currency in Asia rose 27%, the Middle East by 16%, Eastern Europe by 61% and South America by 42% compared to 2009.  Even in our largest, most established markets there was significant year-over-year growth as sales in Western Europe and North America rose 12% and 9%, respectively, in local currency."

On the subject of U.S.-based operations, Mr. Madar pointed out, "As expected, following certain inventory shortfalls in the third quarter that pushed those shipments into the fourth quarter, sales were 2% ahead of the final quarter of 2009.  Due to the more than 50% increase in sales through the first half of 2010, sales by U.S.-based operations for the year as a whole were 16.2% ahead of 2009."

Looking forward, Mr. Madar went on to say, "Having previously reported on our prestige line-up for 2011, I am pleased to announce a new addition.  To further strengthen the Burberry brand's potential for sustained growth in the years ahead, following the creative and development phases initiated in early 2010, a major new women's line will be launched in fall 2011."

With respect to our 2011 guidance, Russell Greenberg, Executive Vice President & CFO, stated, "In light of this important worldwide launch plus the integration of existing fragrance lines under the Boucheron brand, we have raised guidance for 2011 sales to approximately $525.0 million, with resulting net income attributable to Inter Parfums, Inc. of approximately $30.0 million or $0.98 per diluted share.  Guidance assumes the dollar remains at current levels.  Of note, since we announced initial guidance in mid-November 2010, the U.S. dollar strengthened against the euro by approximately 3%; that change in the euro/dollar exchange rate had the effect of reducing our 2011 net sales guidance by approximately $15 million."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc, S.T. Dupont and Boucheron. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company. It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson and Nine West brands. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com